AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VINCOMPASS CORP.

a Wyoming Corporation

Peter Lachapelle, hereby certifies that:

1.        He is the Chief Executive Officer and President of VinCompass Corp., a Wyoming corporation.

2.        The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto and restatements thereof:

ARTICLE I - NAME OF THE CORPORATION

The name of the Corporation shall be: VinCompass Corp.

ARTICLE II – PERPETUAL DURATION OF THE CORPORATION

The period of this Corporation’s duration is perpetual.

ARTICLE III - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wyoming Business Corporation Act other than the banking business, the trust Corporation business or the practice of a profession permitted to be incorporated by the Wyoming Business Corporation Act

ARTICLE IV - AUTHORIZED CAPITAL

A.       The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 1,000,000,000 shares, of which 40,000,000 shares shall be shares of preferred stock, par value of $.001 per share as described herein (“Preferred Stock”), and 960,000,000 shares shall be shares of common stock, par value of $.001 per share (“Common Stock”).

(1)       Preferred Stock. Notwithstanding the designation of the class of Series A Preferred stock designated in Article XII, Series B Preferred stock designated in Article XIII, the designations, preferences, limitations, restrictions, and relative rights of any additional classes of Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Wyoming Business Corporation Act by the board of directors of the Corporation (“Board of Directors”). Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power.

(2)       Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

B.       Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C.       The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

D.       Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

E.       The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as it deems necessary in the best interests of the corporation or as required by law.

ARTICLE V - CUMULATIVE VOTING

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VI - PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares unless specifically authorized by the governing board of the Corporation.

ARTICLE VII - GOVERNING BOARD

The governing board of this Corporation shall be known as directors, and the number of the directors may from time to time be increased or decreased in such manner as shall be permitted by the bylaws of this Corporation. There shall not be fewer than one member of the Board of Directors.

ARTICLE VIII – SHAREHOLDER VOTING ON CORPORATE ACTIONS

Notwithstanding the requirements of Wyoming law, the affirmative vote or concurrence of the holders of at least 50% of the outstanding shares of the Corporation entitled to vote thereon are required to make effective all transactions that require shareholder approval under applicable law.

ARTICLE IX - INDEMNIFICATION OF DIRECTORS

OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

A.       The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law provided, however, that (A) the liability of directors is not limited or eliminated (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (B) the liability of directors is not limited or eliminated for any act or omission occurring prior to the date when these Articles of Incorporation becomes effective, or (vi) any of the acts set forth in section 17-16-202 of the Wyoming Business Corporations Act and (C) the liability of officers is not limited or eliminated for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

B.        The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in the preceding paragraph A to the maximum extent permitted by applicable law.

C.        Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE X - LIMITATIONS OF LIABILITY

A.        Notwithstanding Wyoming law, specifically section 17-16-202 of the Wyoming Business Corporations Act, or the provisions of these Articles of Incorporation, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended.

B.       Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI. ACTIONS OF SHAREHOLDERS

A.        Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation or by resolution of the board of directors.

B.        At all meetings of the shareholders, the presence of 50% of all votes entitled to be cast at the beginning of a meeting shall constitute a quorum.

C.        Notwithstanding the provisions of these Articles, any action for which the Wyoming Business Corporations Act requires the approval of two-thirds of the shares or any class or series or voting group entitled to vote with respect thereto, unless otherwise provided in the Articles of Incorporation, shall require for approval, the affirmative vote of 50% of the shares or any class or series or voting group outstanding and entitled to vote thereon.

D.        Any vote of the shareholders of the Corporation may be taken either:

(1)        at a meeting called for such purpose or,

(2)        by the written consent of the shareholders in lieu of a meeting provided that shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.

ARTICLE XII – DESIGNATION OF SERIES A PREFERRED STOCK

A.       DESIGNATION OF SERIES; RANK. Pursuant to the Wyoming Business Corporations Act, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares initially constituting such series shall be up to Twenty Million (20,000,000) shares.

B.       DIVIDENDS. Dividends on the Series A Preferred Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C.       LIQUIDATION PREFERENCE. The holders of the Series A Preferred Stock shall not be entitled to any liquidation preference.

D.       VOTING RIGHTS. The holders of the Series A Preferred Stock will have the voting rights as described in this Article VII, Section D or as required by law. The Preferred Stock shall have 100:1 voting rights, wherein for every 1 share of Preferred Stock held, the Holder shall have 100 common stock votes.

E.       AMENDMENTS TO ARTICLES AND BYLAWS. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series A Preferred Stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock or (ii) effect any reclassification of the Series A Preferred Stock.

F.       AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Article, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

G.       CONVERSION RIGHTS. The Series A Preferred Stock shall have a conversion right of 10:1, wherein every 1 share of Preferred Stock may be converted into 10 shares of Common Stock.

H.       REDEMPTION RIGHTS. The shares of the Series A Preferred Stock shall have no redemption rights.

I.       NOTICES. Any notice required hereby to be given to the Holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Corporation.

J.       PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of at least 66% of the then outstanding shares of Series A Preferred Stock, voting together as a class, except as otherwise provided for in this Designation:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, excluding a reverse stock split or forward stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

K.       MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Article are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Article.

(b) Whenever possible, each provision of this Article shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Article. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Article would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Article.

ARTICLE XIII – DESIGNATION OF SERIES B PREFERRED STOCK

A.       DESIGNATION OF SERIES; RANK. Pursuant to the Wyoming Business Corporations Act, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”), par value at $0.50 per share, and the number of shares initially constituting such series shall be up to Twenty Million (20,000,000) shares.

B.       DIVIDENDS. Dividends on the Series B Preferred Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C.       LIQUIDATION PREFERENCE. The Shareholders of the Series B Preferred Stock shall be entitled to an exclusive one-time liquidation preference with a total gross value of $1,400,000 USD, meaning the Corporation shall continue to issue enough Series B Preferred Stock until the Series B Preferred Shareholders have a total liquidation gross value of $1,400,000.00 USD.

D.       VOTING RIGHTS. The shares of the Series B Preferred Stock shall have no voting rights.

E.       AMENDMENTS TO ARTICLES AND BYLAWS. So long as the Series B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series B Preferred Stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock or (ii) effect any reclassification of the Series B Preferred Stock.

F.       AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of the Series B Preferred Stock, amend, alter or repeal any provision of this Article, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series B Preferred Stock.

G.       CONVERSION RIGHTS. The shares of the Series B Preferred Stock shall have a conversion into common shares of stock at a variable conversion rate (“Variable Conversion Price”). The Variable Conversion Price shall mean 50% multiplied by the Market Price (as defined herein)(representing a discount rate of 50%). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Conversion Date. “Trading Prices” means, for any security as of any date, the closing bid price on the Over-the-Counter Pink Marketplace, OTCQB, or applicable trading market (the “OTCQB”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. www.Nasdaq.com) or, if the OTCQB is not the principal trading market for such security, on the principal securities exchange or trading market where such security is listed or traded or, if the lowest intraday trading price of such security is not available in any of the foregoing manners, the lowest intraday price of any market makers for such security that are quoted on the OTC Markets. If the Trading Prices cannot be calculated for such security on such date in the manner provided above, the Trading Prices shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Prices are required in order to determine the Conversion Price of such Notes. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

H.       REDEMPTION RIGHTS. The shares of the Series B Preferred Stock shall have no redemption rights.

I.       NOTICES. Any notice required hereby to be given to the Holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Corporation.

J.       PROTECTIVE PROVISIONS. So long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of at least 50.1% of the then outstanding shares of Series B Preferred Stock, voting together as a class, except as otherwise provided for in this Designation:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, excluding a reverse stock split or forward stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

K.       MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Article are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Article.

(b) Whenever possible, each provision of this Article shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Article. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Article would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Article.

ARTICLE XIV CONFLICTING INTEREST TRANSACTIONS

No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation’s officers, directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided, that such fact shall have been known to or disclosed to the Board of Directors of the Corporation prior to its authorization of such act, contract or other transaction. Any director or directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such director or directors may vote thereat with like force and effect as if they were not interested.

3.        The foregoing Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors in accordance with the laws of the state of Wyoming.

4.        The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the required written consent of Shareholders in accordance with the laws of the state of Wyoming. The number of shares voting in favor of the Amended and Restated Certificate of Incorporation were 18,000,000 common shares and 1,000,000 Series “A” Preferred shares, representing 81.9% of the aggregate issued and outstanding common and preferred stock of the Corporation. The percentage of vote required was more than 50.1%.

SIGNATURE

IN WITNESS WHEREOF, I have hereunto set my hands this 1st day of March, 2017, hereby declaring and certifying that the facts stated hereinabove are true.

By:	Peter Lachapelle
Its:	CEO, President and Chairman of the Board of Directors